UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 1, 2014

MOBETIZE CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-181747	99-0373704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8105 Birch Bay Square St., Suite 205, Blaine, WA, USA	98281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 347-4515

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications  pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

Effective September 1, 2014, Mobetize Corp. (the “Company”) entered into a Letter of Agreement (the “Agreement”) with Three Part Advisors, LLC (“Three Part”).  Pursuant to the Agreement, Three Part will provide investor relations services to the Company for a period of 12 months, expiring on August 31, 2015.

Three Part will receive compensation from the Company of $9,750 per month. Within 30 days of September 1, 2014, the Company will issue to Three Part, stock options to purchase up to 375,000 shares of the Company’s common stock at an exercise price of $1.25 per share.  Should the Company’s common stock maintain a minimum closing price of $2.00 for 20 consecutive trading days during the term, the options shall be eligible for cashless exercise.  The options shall vest on a pro rata basis during the first 12 months of the agreement.  In the event the agreement is terminated, at the Company’s option, within the first three months, the number of options granted shall be adjusted on a pro-rata basis.

The Company shall also pay Three Part $950 as a presenting fee for each IDEAS investor conference that the Company chooses to participate in as well as reimbursement for all reasonable costs and expenses incurred by Three Part on behalf of the Company.

An aggregate of 375,000 stock options were issued to one (1) US person, relying on Rule 506 under Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended,

Item 9.01	Financial Statements and Exhibits
10.1	Letter of Agreement with Three Part Advisors, LLC effective September 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBETIZE CORP.
/s/ Ajay Hans
Ajay Hans
President, Chief Executive Officer and Director

Date: September 9, 2014